SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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Filed by a Party other than the Registrant ( )

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         14a-6(e)(2))
(  )     Definitive Proxy Statement
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(  )     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              J.C. NICHOLS COMPANY
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(  )     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11.

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               persuant to Exhcange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction:

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                              J.C. NICHOLS COMPANY
                                310 WARD PARKWAY
                           ON THE COUNTRY CLUB PLAZA
                          KANSAS CITY, MISSOURI 64112
                                 (310) 581-5456

                                  June 4, 1998

       STATEMENT OF BILL HOSKINS, CHAIRMAN, ON BEHALF OF THE J.C. NICHOLS
                               BOARD OF DIRECTORS

The J.C. Nichols Company today mailed its proxy statement to shareholders, urging them to vote in favor of the merger between J.C. Nichols and Highwoods Properties at our Special Meeting of shareholders on July 1, 1998.

We are very pleased that our shareholders will now have the information necessary to understand by the J.C. Nichols-Highwoods merger is in the best interests of all shareholders, including our ESOP participants. The proxy provides the background and support for the key reasons why the J.C. Nichols Board urges a vote in favor of the merger.

There are three key reasons behind our recommendation: The Highwoods transaction offers superior value to all J.C. Nichols shareholders, with the certainty that shareholders will receive that value quickly; the Highwoods offer is the best offer, and it is the only offer; and Highwoods has made important commitments that will assure that J.C. Nichols maintains its unique role in the life of Kansas City.

The $65 per share offer represents more than a tripling in the value of the shares since the first quarter of 1996, when the new management team and board of directors began their efforts to revitalize the company. There were difficult decisions made during that time, but they have resulted in a significant increase in value that will now be shared by all shareholders, including former employees.

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The Highwoods offer also gives shareholders the unique opportunity to choose cash, Highwoods stock, or a combination of both in exchange for their J.C. Nichols shares. Having the opportunity to choose Highwoods stock is important because the J.C. Nichols Board believes that this will give JCN shareholders the ability to share in the creation of additional value in a fast-growing and dynamic company. A recent amendment to the merger agreement gives shareholders greater certainty that they will receive $65 a share in value even if Highwoods shares trade lower before the transaction closes.

ESOP participants should note that following the closing, Highwoods will terminate the Trust. Trust participants will be fully vested and the Trust assets will be distributed to the participants, allowing them to invest their own money as they see fit.

The J.C. Nichols Board of Directors believes Highwoods is the best strategic partner for the J.C. Nichols Company; Highwoods has an impressive performance record as one of the nation's premier Real Estate Investment Trusts; the combined company will have excellent growth opportunities, and will be well positioned to capitalize on both consolidation and growth in the rapidly expanding real estate industry; shareholders who choose stock will hold a liquid security traded on the New York Stock Exchange, with a record of significant divident payouts, yielding 6.18 percent annually; Highwoods has also made important commitments, detailed in the proxy, that will assure that J.C. Nichols' unique vision continues to guide the development of the Company and its involvement in Kansas City.

For all these reasons, the Board of Directors strongly urges shareholders to vote their proxy cards in favor of the merger.

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